March 11, 2016

State Street Bank and Trust Company
P.O. Box 5049
Boston, MA 02206-5049
Attention: Senior Managing Counsel
Re: PRINCIPAL EXCHANGE-TRADED FUNDS (the "Fund')
Ladies and Gentlemen:
Please be advised that the undersigned Fund has established two new series of shares to be known as Principal Price Setters Index ETF and Principal Shareholder Yield Index ETF, respectively (the "Portfolio(s)").
In accordance with Section 20.5, the Additional Portfolios provision, of the Custodian Agreement dated as of May 21, 2015, as amended, modified, or supplemented from time to time (the "Agreement"), by and among each registered investment company party thereto, and State Street Bank and Trust Company ("State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio(s) under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6 of the Agreement.
Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

Principal Exchange-Traded Funds
on behalf of
PRINCIPAL PRICE SETTERS INDEX ETF
PRINCIPAL SHAREHOLDER YIELD INDEX ETF

		By:	/s/ Layne Rasmussen
		Name:	Layne Rasmussen
		Title:	VP, Controller, Duly Authorized
Agreed and Accepted:

STATE STREET AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized

Effective Date: _________________________